Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER dated as of May 26, 2006 (the "Agreement"), among ABC FUNDING, INC., a Nevada corporation ("ABC Funding"); EVI ACQUISITION CORP., a Nevada corporation and wholly-owned subsidiary of ABC Funding, Inc. ("Subsidiary"); and Energy Venture, Inc., a Delaware corporation ("Energy Venture").

                              W I T N E S S E T H :

            WHEREAS, Energy Venture was organized for the exploitation of opportunities in the oil & gas industry, including, without limitation, the identification and acquisition of producing or non-producing properties, oilfield services and midstream assets such as crude oil pipelines and storage and natural gas transmission, processing and distribution. (the "Business");

            WHEREAS, with a view toward acquiring a public company as a vehicle for capital raising activities in connection with the Business, on April 28, 2006 Energy Venture purchased an aggregate of 8,200,000 shares of the capital stock of ABC Funding, a publicly-traded company (the "April Shares"), pursuant to that certain stock purchase agreement dated as of April 3, 2006 among Energy Venture, ABC Funding and certain selling stockholders named therein (the "April Stock Purchase"), constituting 82% of the then issued and outstanding shares of ABC Funding's common stock;

            WHEREAS, by unanimous written consent dated as of April 3, 2006 of the board of directors of ABC Funding, ABC Funding authorized the April Stock Purchase whereby Energy Venture acquired a greater than ten percent (10%) interest in ABC Funding; and

            WHEREAS, by that report on Form 8-K filed by ABC Funding with the Securities and Exchange Commission on April 28, 2006, ABC Funding acknowledged Energy Venture's intention to merge into a wholly-owned subsidiary of ABC Funding to be formed by ABC Funding following the April Purchase;

            WHEREAS, the boards of directors of ABC Funding and of Subsidiary, and ABC Funding, as the sole stockholder of Subsidiary, have: (a) determined that it is in the best interests of ABC Funding for Energy Venture to be merged with and into Subsidiary upon the terms and provisions set forth in this Agreement and (b) approved the merger of Energy Venture with and into Subsidiary (the "Merger") in accordance with Chapter 78 of the Nevada Revised Statues (the "Nevada Law") and upon the terms and provisions set forth in this Agreement;

            WHEREAS, the board of directors of Energy Venture and stockholders holding a majority of the issued and outstanding capital stock of Energy Venture entitled to vote thereon, acting by the written consent upon the recommendation of the board of directors, have: (a) determined that the Merger is in the best interests of Energy Venture and (b) approved the Merger in accordance with
Section 252 of the General Corporation Law of the State of Delaware (the "Delaware Law");

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

      1.    THE MERGER.

            1.1. The Surviving Corporation. Upon the effective date of the filing of those certificates of merger, in the forms of Exhibits A and B attached hereto (the "Merger Certificates"), simultaneously herewith filed with the Secretary of State for the States of Nevada and Delaware in accordance with the Nevada Law and the Delaware Law, as the case may be (the "Effective Date"):
(a) Energy Venture shall be merged with and into Subsidiary, (b) the separate corporate existence of Energy Venture shall cease, and (c) Subsidiary shall continue as the surviving corporation, all in accordance with and upon the terms provisions and conditions set forth in this Agreement, the Nevada Law and the Delaware Law, as the case may be. Subsidiary, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

            1.2. Effect of the Merger. On the Effective Date, the effect of the Merger shall be as provided in the applicable provisions of the Nevada Law. Without limiting the generality of the foregoing, and subject thereto, on the Effective Date, the Surviving Corporation shall be vested with and possess all the rights, privileges, powers, franchises, assets and all property (real, personal and mixed) of Energy Venture and be subject to all restrictions, debts, liabilities, obligations and duties of Energy Venture.

            1.3. Additional Actions. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation any rights, title or interest in, to or under any of the rights, privileges, powers, franchises, assets and property (real, personal and mixed) of Energy Venture acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Agreement, then Energy Venture and its appropriate officers and/or directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper, to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the appropriate officers and/or directors of the Surviving Corporation are hereby fully authorized in the name of Energy Venture or otherwise to take any and all such actions.

            1.4. Corporate Structure; Officers and Directors.

                  (a) At the Effective Date, the Certificate of Incorporation of Subsidiary, as amended by that Amended and Restated Certificate of Incorporation in the form of Exhibit C attached hereto providing for a change in the subsidiary's name to "Energy Venture Inc." (the "Amendment"), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided by law or such Certificate of Incorporation.


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

                  (b) The By-Laws of Subsidiary, as in effect at the Effective Date, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation or the By-Laws of the Surviving Corporation.

                  (c) The officers of Subsidiary and the directors of Subsidiary immediately prior to the Effective Date shall be the officers and directors of the Surviving Corporation at the Effective Date, which directors and officers shall serve as such in accordance with applicable law, the Certificate of Incorporation and By-Laws of the Surviving Corporation until their resignation, removal or replacement.

            1.5. Cancellation of the April Shares. At the Effective Date, the April Shares acquired by Energy Venture in the April Stock Purchase shall be canceled and extinguished and no payment shall be made with respect thereto under the Merger.

      2.    CONVERSION OF SECURITIES.

            2.1. Mechanics of Conversion. At the Effective Date, by virtue of the Merger and without any action on the part of ABC Funding, Subsidiary or Energy Venture:

                  (a) Each issued and outstanding share of the common stock, par value $.0001 per share, of Energy Venture (the "Energy Venture Stock"), other than Dissenting Stock (as defined below) or shares of Energy Venture Stock held in treasury as of the Effective Date, shall be automatically converted, on a 1:1 basis (the "Exchange Ratio"), into the right to receive one (1) share of common stock, par value $.001 per share, of ABC Funding (the "ABC Stock").

                  (b) Any shares of the capital stock of Energy Venture held in the treasury of Energy Venture and any shares of the capital stock of Energy Venture which shall be owned by ABC Funding, Subsidiary or any other subsidiary of ABC Funding, if any, shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) Each issued and outstanding option to purchase shares of Energy Venture Stock, as more particularly set forth in Schedule 3.4 hereto (each, an "Energy Venture Option"), shall be converted into the right to receive an option, in the form of Exhibit D attached hereto (each, an "ABC Option"), to purchase, at the same exercise price and upon the same terms as contained in the Energy Venture Option, that number of ABC Stock equal to the number of shares of Energy Venture Stock that would have been issuable upon exercise of the Energy Venture Option at the Effective Date.

            2.2. Rights of Former Energy Venture Stockholders. Subject to
Section 2.3 hereof, from and after the Effective Date, the holders of certificates evidencing ownership of Energy Venture Stock shall cease to have any rights with respect to such stock, except that each certificate theretofore representing shares of Energy Venture Stock shall from and after the Effective Date represent for all purposes only the right to be exchanged for certificates representing the ABC Stock into which they are convertible as provided in


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

Section 2.1(a) hereof. To the extent permitted by Nevada Law, former stockholders of record of Energy Venture shall be entitled to vote after the Effective Date at any meeting of the stockholders of ABC Funding the number of whole shares of ABC Stock into which their respective shares of Energy Venture Stock are converted, regardless of whether such holders have exchanged their certificates for certificates representing ABC Stock in accordance with the provisions of this Agreement.

            2.3. Dissenting Stock. Notwithstanding any provision of this Agreement to the contrary, shares of the Energy Venture Stock with respect to which appraisal rights have been demanded and perfected in accordance with
Section 262(d) of the Delaware Law (the "Dissenting Stock") shall not be converted into the right to receive the ABC Stock as provided in Section 2.1 hereof at or after the Effective Date, and the holder thereof shall be entitled only to such rights as are granted by the Nevada Law. Notwithstanding anything set forth in the preceding sentence, if any holder of shares of the Energy Venture Stock who demands appraisal of such shares under the Delaware Law shall effectively withdraw his or her demand for such appraisal (in accordance with Section 262(k) of the Delaware Law) or becomes ineligible for such appraisal (through failure to perfect or otherwise) then, as of the Effective Date or the occurrence of such event, whichever is the last to occur, such holder's Dissenting Stock shall cease to be Dissenting Stock and shall be converted into and represent the right to receive the ABC Stock as provided in Section 2.1(a).

            2.4. Closing of Transfer Books. At the close of business on the Effective Date, the stock transfer books of Energy Venture shall be closed and there shall be no further registration of transfers of any shares of the capital stock of Energy Venture thereafter on its records.

            2.5. Exchange of Certificates.

                  (a) ABC Funding hereby authorizes American Stock Transfer Company, as exchange agent (the "Exchange Agent"), to send to each holder of shares of Energy Venture Stock which shall have been converted into the ABC Stock an appropriate letter of transmittal for purposes of surrendering such holder's certificates for such shares for exchange pursuant hereto.

                  (b) As soon as practicable after the Effective Date and after surrender to the Exchange Agent of any certificate which prior to the Effective Date shall have represented any shares of Energy Venture Stock (a "Certificate"), subject to the provisions of Section 2.5(d) hereof, the Exchange Agent shall cause to be distributed to the person in whose name such Certificate shall have been registered, or in accordance with the written instructions transmitted to the Exchange Agent by such person, certificates registered in the name of such person representing the ABC Stock to which such person shall be entitled as described in Section 2.1 hereof. Until surrendered as contemplated by the preceding sentence, each Certificate shall be deemed on and after the Effective Date to represent only the right to receive the certificates contemplated by the preceding sentence.


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

                  (c) No dividends declared on or after the Effective Date with respect to ABC Stock issued in the Merger and payable to the holders of record thereof after the Effective Date shall be paid to the holder of an unsurrendered Certificate until such Certificate shall be surrendered as provided herein, but
(i) upon such surrender there shall be paid to the person in whose name the certificates representing ABC Stock shall be issued the amount of dividends theretofore paid with respect to ABC Stock as of any date subsequent to the Effective Date based on the number of shares of ABC Stock received by such person and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends payable with respect to Energy Venture Stock. On surrender of a Certificate, no interest shall be payable with respect to the payment of such dividends.

                  (d) If any certificates representing ABC Stock are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates representing ABC Stock in any name other than that of the registered holder of the Certificate surrendered, or otherwise required, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (e) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ABC Funding, the posting by such person of a bond in such amount, form and with such surety as ABC Funding may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of the ABC Stock (and unpaid dividends and distributions) pursuant to this Agreement.

                  (f) ABC Funding, as the sole stockholder of Subsidiary, shall, upon surrender to the Surviving Corporation of certificates representing the common stock of the Subsidiary, receive a certificate representing the number of shares of the Energy Venture Stock into which such common stock of the Subsidiary shall have been converted pursuant to Section 2.1 hereof.

            2.6. ABC Options. Each holder of an Energy Venture Option shall, upon surrender to the surviving corporation of the instrument evidencing such Energy Venture Option, receive an ABC Option, exercisable, upon the same terms and conditions as the Energy Venture Option being surrendered for cancellation, for that number of shares of ABC Stock equal to the number of shares of Energy Venture stock that would have been issuable upon exercise of the Energy Venture Option at the Effective Date. Any Energy Venture Option surrendered shall be cancelled by the surviving corporation.

      3.    REPRESENTATIONS AND WARRANTIES AS TO ENERGY VENTURE.

            Energy Venture hereby represents and warrants to ABC Funding and Subsidiary, as follows:


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

            3.1. Corporate Organization, Standing and Power. Energy Venture is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on the Business, as presently conducted by it. Energy Venture is duly qualified and is in good standing as a foreign corporation in all states or jurisdictions in which the character and location of any of the properties owned or leased by Energy Venture, or the conduct of the Business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect in the condition (financial or otherwise), results of operations or business of Energy Venture, (a "Material Adverse Effect"). Copies of the certificate of incorporation and the by-laws of Energy Venture, each as amended to date, have been delivered to ABC Funding and are complete and correct.

            3.2. Authority Relative to Agreement.

                  (a) Energy Venture has full corporate power and authority to execute, deliver and perform this Agreement and any other agreement, instrument or document executed or delivered, or to be executed or delivered, by Energy Venture in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents by Energy Venture and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its board of directors, and, other than the approval of the Merger by the consent of stockholders of Energy Venture holding a majority of the issued and outstanding shares of Energy Venture Stock entitled to vote thereon at the Effective Date, as provided for in Section 5.1 hereof, and the filing and recordation of appropriate merger documents as required by the Nevada Law (including, without limitation, the Merger Certificates), no other corporate proceedings on the part of Energy Venture or the stockholders of Energy Venture are necessary to authorize the execution, delivery and performance of this Agreement by Energy Venture or the consummation of the transactions contemplated hereby.

                  (b) This Agreement is, and when executed and delivered by Energy Venture, will be, the valid and binding obligation of Energy Venture, enforceable in accordance with its respective terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally and except that any remedy in the nature of equitable relief shall be in the discretion of the court.

            3.3. Non-contravention. Neither the execution, delivery and performance by Energy Venture of this Agreement, nor the consummation of any of the transactions contemplated hereby, nor the performance by Energy Venture of its obligations hereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or by-laws of Energy Venture; or (b) (i) materially affect the ability of Energy Venture to consummate or perform the transactions contemplated hereby or have a Material Adverse Effect; (ii) give


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

rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Energy Venture or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Energy Venture is a party or by which Energy Venture may be bound or subject, or require any consent, approval or notice under the terms of any such document or instrument, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to Energy Venture, or (iv) result in the creation or imposition of any lien, adverse claim, security interest, pledge, mortgage, charge or encumbrance, of any nature whatsoever (each, a "Lien"), upon any of the properties or assets of Energy Venture; or (c) require the consent, waiver, approval, license, authorization, certificate or franchise, of or any filing by Energy Venture with any third party or court, governmental or administrative authority.

            3.4. Capitalization.

                  (a) The authorized capital stock of Energy Venture consists of 25,000,000 shares of Common Stock, par value $.0001 per share. As of Effective Date, 20,265,000 shares of Energy Venture Stock were issued and outstanding and no shares of any series of preferred stock were issued and outstanding. Set forth on Schedule 3.4 hereof is a true, correct and complete list of all of the outstanding options and warrants exercisable to purchase shares of Energy Venture Stock at the Effective Date. Except as specifically set forth on
Schedule 3.4 hereof and except for the transactions contemplated by this Agreement, there are (a) no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating Energy Venture to issue or sell any shares of capital stock of or other equity interests in Energy Venture, (b) no outstanding contractual obligations or other commitments or arrangements of Energy Venture to: (i) repurchase, redeem or otherwise acquire any shares of the capital stock of Energy Venture (or any interest therein) or
(ii) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (iii) issue or distribute to any person any capital stock of Energy Venture; or (iv) issue or distribute to holders of any of the capital stock of Energy Venture any evidence of indebtedness or assets of Energy Venture, and (c) no preemptive rights with regard to the capital stock of Energy Venture, and no right of first refusal or similar rights with regard to such capital stock. No options or rights to acquire equity securities granted by Energy Venture or any Energy Venture Subsidiary have provisions which accelerate the vesting or right to exercise such options or rights or terminate any rights upon the consummation of the Merger, except as disclosed in said Schedule 3.4. All of the outstanding securities of Energy Venture have been issued and sold by Energy Venture in full compliance with applicable federal and state securities laws. Except as set forth in said Schedule 3.4, all of the outstanding Energy Venture Stock has been duly and validly issued and is fully paid and non-assessable.

                  (b) Except for the April Shares, which April Shares are being cancelled at the Effective Date in accordance with this Agreement, Energy Venture is not obligated to purchase, and does not own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other entity.

            3.5. Litigation. There is no claim, action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation before any court, tribunal, arbitrator, executive, governmental or regulatory authority, agency, commission or other instrumentality of any Federal, state, local or other political subdivision pending or, to the knowledge of Energy Venture, threatened against or involving, Energy Venture or any of its properties or assets, the result of which: (a) has a Material Adverse Effect; (b) could impair the ability of Energy Venture to consummate the transactions contemplated hereby; or (c) seeks to delay, prohibit, or restrict in any manner any action contemplated hereby.

            3.6. Compliance with Law. To Energy Venture' knowledge, Energy Venture is not engaging in any activity or omitting to take any action as a result of which to the extent that such violation would have a Material Adverse Effect, it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Energy Venture, its properties and assets, or pertaining to any environmental loss or liability from any emission, discharge, release, runoff, disposal or presence in the environment of any toxic substance, hazardous material, contaminant, waste, pollutant or other similar substance.

            3.7. Tax Matters. (a) Energy Venture has duly and timely filed (in accordance with any extensions duly granted by the appropriate regulatory authority) with the appropriate regulatory authority all tax returns, and paid the amount of Tax showing as payable on such tax returns, for all periods ending on or prior to the Effective Date; (b) no regulatory authority has proposed, asserted or assessed (tentatively or otherwise) any adjustment that could result in an additional Tax for which Energy Venture is or may be liable that has not been finally settled and fully paid; and (c) there is no pending, proposed or, to the best knowledge of Energy Venture, threatened audit, examination, investigation, dispute, deficiency assessment, refund litigation, claim, or other administrative or judicial proceeding relating to any Tax for which it is or may be liable and which could result in a Lien on Energy Venture or any of its property or assets. For purposes hereof, "Taxes" shall mean any and all taxes, charges, fees, levies, duties, deficiencies or other assessments of any nature whatsoever, including, without limitation, any federal, state, local or foreign income, license, employment, excise, windfall profits, environmental, capital stock, franchise, recording, property, sales, use, transfer, registration, recording, gains, estimated or other taxes, charges, fees, levies, duties, deficiencies or other assessment of whatever kind or nature, including any interest, penalties or additions to tax in respect of any of the foregoing.

            3.8. Available Proceeds from Private Placement; Indebtedness. In March of 2006, Energy Venture raised gross proceeds, in the approximate sum of $1,504,925, through the private placement of its debt (in the form of 10% Convertible Promissory Notes) and equity (in the form Energy Venture Stock) securities of Energy Venture (the "Private Placement"). A portion of these proceeds were used by Equity Venture in connection with the April Stock Purchase, leaving a balance of approximately $900,000 available as working capital for use in the Business as of the Effective Date. Except to the extent holders thereof elect to convert the principal amount of any note payable to them, Energy Venture is obligated to repay approximately $1.5 million in principal under the convertible promissory notes issued in connection with the Private Placement.


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

            3.9. Nominal Operations and Assets.

                  (a) Energy Venture was organized by Alan Gaines, its Chief Executive Officer and majority stockholder, with a view towards the exploitation of opportunities in the oil and natural gas industry and, to date, has had conducted only nominal operations. After the Merger, it is anticipated that Alan Gaines, in his new capacity as an officer of Subsidiary, shall combine his industry experience with the Surviving Corporation's access to capital markets, through its publicly owned parent, to pursue opportunities in the Business.

                  (b) Currently Energy Venture does not own or lease any real property or any material tangible personal property or intellectual property other than common law trade names. There are no Liens or restraint on transfer whatsoever and no currently effective financing statement filed under the Uniform Commercial Code with respect to any properties or assets of Energy Venture, nor is Energy Venture a party to any financing statement or any security agreement authorizing the filing of any such statement. To the knowledge of Energy Venture, no person other than Energy Venture has any right to the use or possession of any of the properties or assets of Energy Venture and the of any intellectual property by Energy Venture has not, and currently does not, infringe or otherwise violate any rights (including, without limitation, rights of privacy) of any other person or entity.

                  (c) Currently, Energy Venture has no agreements or contractual arrangements, written or oral, that (i) are material to the Business or require the performance by Energy Venture of any material obligations subsequent to the Effective Date and (ii) are not otherwise fully assignable by Energy Venture to Subsidiary without the consent, approval or other action of any person.

            3.10. Books and Records. The books and records of Energy Venture are true, correct and complete in all material respects and have been maintained in accordance with good business practices.

            3.11. Related Party Transactions. Other than payment of compensation for services rendered to Energy Venture by any officer or director of Energy Venture, there have been no material transactions between Energy Venture, and there is no outstanding indebtedness payable by Energy Venture to, any (i) officer or director of Energy Venture; (ii) record or beneficial owner of five percent or more of the voting securities of Energy Venture; or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such officer, director or beneficial owner.

            3.12. Disclosure. No representation, warranty or other statement by Energy Venture set forth herein or in any of the other agreements, instruments or documents furnished to ABC Funding or Subsidiary or their agents in connection with the transactions contemplated hereby, contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


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

      4.    REPRESENTATIONS AND WARRANTIES AS TO ABC FUNDING AND SUBSIDIARY.

            ABC Funding and Subsidiary, as applicable, each hereby represents and warrants to Energy Venture, as follows:

            4.1. Corporate Organization, Standing and Power. Each of ABC Funding and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its respective properties and to carry on its respective business, as presently conducted by it. Each of ABC Funding and Subsidiary is duly qualified and is in good standing as a foreign corporation in all states or jurisdictions in which the character and location of any of the properties owned or leased by ABC Funding or Subsidiary, as applicable, or the conduct of its respective business, makes it necessary for it to qualify to do business as a foreign corporation and where it has not so qualified, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), results of operations or business of ABC Funding, taken as a whole (a "ABC Funding Material Adverse Effect"). Copies of the Certificate of Incorporation of ABC Funding and Subsidiary and all amendments thereof (including the Amendment) and the By-laws of ABC Funding and Subsidiary, as amended to date, have been delivered to Energy Venture and are complete and correct.

            4.2. Authority Relative to Agreement.

                  (a) Each of ABC Funding and Subsidiary has full corporate power and authority to execute, deliver and perform this Agreement and the other agreements, instruments and documents executed or delivered, or to be executed or delivered, by ABC Funding or Subsidiary in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents by each of ABC Funding and Subsidiary and the consummation of the transactions contemplated hereby and thereby have been duly authorized by their respective boards of directors, and, other than the consent of ABC Funding, as the sole stockholder of Subsidiary and the filing and recordation of appropriate merger documents as required by the Nevada Law (including, without limitation, the Merger Certificates), no other corporate proceedings by either ABC Funding or Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement by ABC Funding and Subsidiary or the consummation of the transactions contemplated hereby.

                  (b) This Agreement is the valid and binding obligation of ABC Funding and the Subsidiary, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to, limiting or affecting the enforcement of creditors' rights generally.

                  (c) The ABC Options, when issued pursuant to this Agreement, will be the valid and binding obligation of ABC Funding, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws of general


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

application relating to, limiting or affecting the enforcement of creditors' rights generally and except that any remedy in the nature of equitable relief should be in the discretion of the court having proper jurisdiction.

            4.3. Noncontravention. Neither the execution, delivery or performance by ABC Funding or the Subsidiary of this Agreement, nor the execution, delivery or performance by ABC Funding of the ABC Options, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by ABC Funding and Subsidiary of their respective obligations hereunder and thereunder, will (nor with the giving of notice or the lapse of time or both would): (a) conflict with or result in a breach of any provision of the Certificates of Incorporation, the Amendment, or by-laws of ABC Funding and Subsidiary, as applicable; or (b) would materially affect the ability of ABC Funding or Subsidiary to consummate or perform the transactions contemplated hereby or thereby or have a ABC Funding Material Adverse Effect, (i) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either ABC Funding or Subsidiary or under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either ABC Funding or Subsidiary is a party or by which either ABC Funding or Subsidiary may be bound or to which ABC Funding or Subsidiary may be subject, or require any consent, approval or notice under the terms of any such document or instrument, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to ABC Funding or Subsidiary, or
(iii) result in the creation or imposition of any Lien upon any of the properties or assets of ABC Funding or Subsidiary; or (c) require the consent, waiver, approval, license, authorization, certificate or franchise, or filing by ABC Funding or the Subsidiary with a third party or governmental or administrative authority.

            4.4. Litigation. There is no claim, action, suit, proceeding (including, without limitation, all arbitrations and alternative dispute resolution proceedings) or governmental investigation before any court, tribunal, arbitrator, executive, governmental or regulatory authority, agency, commission or other instrumentality of any Federal, state, local or other political subdivision pending or, to the knowledge of Energy Venture, threatened against or involving, Energy Venture or any of its properties or assets, the result of which: (i) has a Material Adverse Effect; (ii) could impair the ability of Energy Venture to consummate the transactions contemplated hereby; or
(iii) seeks to delay, prohibit, or restrict in any manner any action contemplated hereby.

            4.5. Compliance with Law. To Energy Venture' knowledge, Energy Venture is not engaging in any activity or omitting to take any action as a result of which to the extent that such violation would have a Material Adverse Effect, it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Energy Venture, its properties and assets or pertaining to any environmental loss or liability from, any emission, discharge, release, runoff, disposal or presence in the environment of any toxic substance, hazardous material, contaminant, waste, pollutant or other similar product or substance

            4.6. Capitalization. The authorized capital stock of ABC Funding consists of 24,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the Effective Date, 10,000,000 shares of ABC Stock were issued and outstanding. There are no shares of any series of preferred stock outstanding. Except for the transactions contemplated by this Agreement, there are (a) no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating ABC Funding to issue or sell any shares of capital stock of or other equity interests in ABC Funding, (b) no outstanding contractual obligations or other commitments or arrangements of ABC Funding to: (i) repurchase, redeem or otherwise acquire any shares of the capital stock of ABC Funding (or any interest therein) or (ii) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, or (iii) issue or distribute to any person any capital stock of ABC Funding, or (iv) issue or distribute to holders of any of the capital stock of ABC Funding any evidence of indebtedness or assets of ABC Funding, and (c) no preemptive rights with regard to the capital stock of ABC Funding, and no right of first refusal or similar rights with regard to such capital stock. All of the outstanding securities of ABC Funding have been issued and sold by ABC Funding in material compliance with applicable federal securities laws. All of the outstanding ABC Stock has been duly and validly issued and is fully paid and non-assessable.

            4.7. Financial Statements; SEC Filings.

                  (a) The reports filed by ABC Funding with the Securities and Exchange Commission ("SEC") prior to the Effective Date (the "SEC Reports") (i) at the time filed (or if amended or superseded by a subsequent filing, then on the date of such filing) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements, including, in each case, any related footnotes contained in the SEC Reports comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented in all material respects the financial position of ABC Funding as of and at the respective dates indicated and the results of its operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements do not contain certain footnote disclosures required by GAAP. The audited consolidated balance sheet of ABC Funding as of June 30, 2005 is referred to herein as the "ABC Balance Sheet."

            4.8. Absence of Certain Changes or Events. Except for (a) the change in control of the Company reported by the Company on Form 8-K filed with the SEC on April 28, 2006 and (b) the change in management reported by the Company on that information statement filed with the SEC on April 13, 2006 pursuant to Rule 14(f)-1 promulgated under the Securities Exchange Act of 1934, as amended, since the date of the ABC Balance Sheet ABC Funding has conducted its business operations only in the ordinary course in a manner consistent with past practice, and since such date there has not been any ABC Funding Material Adverse Effect or any facts or circumstances that, individually or in the aggregate, have had a ABC Funding Material Adverse Effect or any material change by ABC Funding in its accounting methods, principles or practices.

            4.9. Issuance of ABC Stock. The ABC Stock issuable by reason of the Merger, when issued and delivered in accordance with the terms and provisions of this Agreement, and the ABC Stock issuable upon exercise of the ABC Options, when issued in accordance with their respective terms and conditions, will be
(a) duly authorized and validly issued, fully paid and non-assessable, (b) free and clear of any security interests, pledges, mortgages, claims, liens and encumbrances of any kind whatsoever, and (c) issued in compliance with all applicable federal and state securities laws.

            4.10. Disclosure. No representation, warranty or other statement by ABC Funding and Subsidiary set forth herein or in any of the other agreements, instruments or documents furnished to Energy Venture or its agents in connection with the transactions contemplated hereby, contains or will contain an untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

      5.    CLOSING DELIVERIES.

            5.1. Energy Venture's Deliveries. Simultaneously herewith Energy Venture has delivered:

                  (a) To ABC Funding and Subsidiary, a true, correct and complete copy of the written consent to the Merger executed by the stockholders of Energy Venture holding a majority of the issued and outstanding shares of Energy Venture Stock entitled to vote thereon (the "Stockholders' Consent").

                  (b) To all of Energy Venture's stockholders of record as of the Effective Date, notice of the Stockholders' Consent, the Merger (together with the exchange of Certificates and appraisal rights for any stockholder dissenting from the Merger under Delaware Law) and the related actions taken, or to be taken by, Energy Venture and its stockholders in connection therewith, all as authorized by the Stockholders' Consent; and

                  (c) To the Secretaries of State of each of the States of Nevada and Delaware, as the case may be, the Merger Certificates for filing and recordation.

            5.2. ABC Funding's Deliveries. Simultaneously herewith ABC Funding has delivered, or has caused Subsidiary to deliver to the Secretaries of State of each of the States of Nevada and Delaware, as the case may be, the Merger Certificates.

            5.3. Publicity. The parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger without consulting with all other parties and their respective counsel; provided, however, that to the extent either party believes on the advice of counsel that it is obligated under federal or state law or applicable stock exchange or Nasdaq regulation to issue or cause the publication of any press release or other announcement, such party shall only be obligated to so consult if it is possible to do so without violating any such legal obligation.

      6.    GENERAL PROVISIONS.

            6.1. No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out directly between Energy Venture and ABC Funding, without the intervention of any other person or entity on behalf of either Energy Venture or ABC Funding and in such a manner as not to give rise to any claim against any party hereto or its affiliates for any finder's fee, brokerage commission or like payment.

            6.2. Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Date, except that this Section 6.2 and the obligations of the parties pursuant to Sections 3.9, 3.13, 4.4 and 4.9 will survive the Effective Date for one (1) year.

            6.3. Notice. All notices, demands, consents, approvals, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient: (a) if mailed certified or registered mail return receipt requested, on the business day of delivery (as evidenced by the receipt of the intended recipient) or (b) if delivered by Express Mail or recognized overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of intended recipient), in either case to the following addresses as applicable:

            If to Energy Venture:             Energy Venture, Inc.
                                              c/o Vincent McGill, Esq.
                                              Eaton & Van Winkle LLP
                                              3 Park Avenue
                                              New York, NY 10016

                                              Attention: Alan Gaines, CEO

            If to ABC Funding or Subsidiary:  ABC Funding Inc.
                                              c/o Vincent McGill, Esq.
                                              Eaton & Van Winkle LLP
                                              3 Park Avenue
                                              New York, NY 10016

                                              Attention: Alan Gaines, President

or address as any party may specify by notice given to the other party in accordance with this Section 6.3.

            6.4. Specific Performance. Each of the parties hereto acknowledges and agrees that: (a) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

            6.5. No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

            6.6. Entire Agreement; Amendment. This Agreement, including the schedules and exhibits hereto, and the instruments and other documents delivered pursuant to or in connection with this Agreement, contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

            6.7. Governing Law; Jurisdiction.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction; except that the effectiveness of the Merger shall be governed by the Nevada Law.

                  (b) This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York situated in the state and federal courts located in New York county with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court, and agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected either (x) in the manner provided in section 6.3 (other than by facsimile) or (y) by any other permitted manner of service.

            6.8. Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

            6.9. Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                              ABC FUNDING, INC.


                                              By: /s/ Alan Gaines
                                                  ------------------------------
                                                  Name:  Alan Gaines
                                                  Title: Chief Executive Officer


                                              EVI ACQUISITION CORP.


                                              By: /s/ Alan Gaines
                                                  ------------------------------
                                                  Name:  Alan Gaines
                                                  Title: President


                                              ENERGY VENTURE, INC.


                                              By: /s/ Alan Gaines
                                                  ------------------------------
                                                  Name:  Alan Gaines
                                                  Title: President

                                  Schedule 3.4

      1) Option, exercisable for a period of five (5) years to purchase up to 500,000 shares of the Energy Venture Stock at a price of $0.60 per share, granted to Scott Barter

      2) Option, exercisable for a period of five (5) years to purchase up to 250,000 shares of the Energy Venture Stock at a price of $0.60 per share, granted to Wayne Brannan

      3) Option, exercisable for a period of five (5) years to purchase up to 350,000 shares of Energy Venture Stock at a price of $0.05 per share, granted to Leonard Toboraff